EXHIBIT 10.2

QUANEX CORPORATION

EXECUTIVE STOCK OPTION AGREEMENT

<<Full Name>>
Grantee

Date of Grant:	<< >>

Total Number of Shares Relating to the Options Granted:	<< >>

Exercise Price per Share
(the Exercise Price per Share is equal to the last per share sales price of the common stock of Quanex Corporation for the Date of Grant and, if the stock was not traded on the Date of Grant, the first trading day immediately preceding the Date of Grant, as reported in the New York Stock Exchange Composite Transactions)

<<$ >>

Expiration Date:	<< >>

General Vesting Schedule:

[3 years, with vesting in installments of 33 1/3% on the anniversary date of the Date of Grant in each of the years                      ,                     and                      .]
[100% exercisable on the [first][second][third] anniversary date of the Date of Grant. 0% exercisable prior to the [first][second][third] anniversary of the Date of Grant.]

GRANT OF OPTION

1.                                      GRANT OF OPTION. The Compensation Committee of the Board of Directors of Quanex Corporation, a Delaware corporation (the “Company”), pursuant to the Quanex Corporation 2006 Omnibus Incentive Plan (the “Plan”), hereby grants to you, the above-named Grantee, effective as of the Date of Grant set forth above, a nonqualified stock option to purchase the total number of shares set forth above of the Company’s common stock, $0.50 par value per share, at the exercise price set forth above for each share subject to this option, subject to adjustment as provided in the Plan. The option is exercisable in installments in accordance with the Vesting Schedule set forth above with the exercise price payable at the time of exercise. To the extent not exercised, installments shall be cumulative and may be exercised in whole or in part until the option terminates. The option may not be exercised after the Expiration Date, or the applicable date following your termination of employment specified in this Stock Option Agreement (this “Agreement”).

Executive

[Cliff Vesting]

[Graded Vesting]

2.                                      TERMINATION OF EMPLOYMENT/CHANGE IN CONTROL. The following provisions will apply in the event your employment with the Company and all Affiliates of the Company (collectively, the “Company Group”) terminates or a change in control of the Company as defined in the Change in Control Agreement between you and the Company (“Change in Control”) occurs before the Expiration Date set forth in the Agreement:

2.1           Termination Generally. If your employment with the Company Group terminates before the Expiration Date for any reason other than one of the reasons described in Sections 2.2 through 2.4 below, all of your rights in the option shall terminate and become null and void on the earlier of the Expiration Date or 90 days after the date your employment with the Company Group terminates. Except as specified in Sections 2.2 through 2.4 below, in the event your employment with the Company Group terminates for any reason, the option shall not continue to vest after such termination of employment.

2.2           Potential or Actual Change in Control.

(i)            Termination Without Cause or for Good Reason in Connection With a Potential Change in Control Before the Expiration Date. If (a) the Company Group terminates your employment without Cause (as defined in the Change in Control Agreement between you and the Company) on or before the third anniversary of the date of Grant (“Third Anniversary Date”) prior to a Change in Control (whether or not a Change in Control ever occurs) and such termination is at the request or direction of a person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control or is otherwise in connection with or in anticipation of a Change in Control (whether or not a Change in Control ever occurs) or (b) you terminate your employment with the Company Group for Good Reason (as defined in the Change in Control Agreement between you and the Company) on or before the Third Anniversary Date prior to a Change in Control (whether or not a Change in Control ever occurs), and such termination or the circumstance or event which constitutes Good Reason occurs at the request or direction of a person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control or is otherwise in connection with or in anticipation of a Change in Control (whether or not a Change in Control ever occurs), then the option shall become fully exercisable on the date of the termination of your employment relationship.

(ii)           Employment Not Terminated Before a Change in Control on or Before the Expiration Date. If a Change in Control occurs on or before the Third Anniversary Date and your employment with the Company Group does not terminate before the date the Change in Control occurs, then the option shall become fully exercisable on the date the Change in Control occurs.

2.3           Retirement or Disability. If your employment with the Company Group terminates due to your Retirement or Disability, then your option shall continue to vest after such termination of employment until the earlier of the Expiration Date or three (3) years after the date your employment with the Company Group terminates as a result of Retirement or a Disability. For purposes of this Section 2.3, the term “Retirement” means the voluntary termination of your employment relationship with the Company Group on or after the date on which (a) you are age 65 or (b) you are age 55 and have five years of service with the Company Group.

2.4           Death. If your employment with the Company Group terminates due to your death, then your option shall continue to vest after such termination of employment until the earlier of the Expiration Date or three years after the date of your death. After your death, your executors, administrators or any person or persons to whom your option may be transferred by will or by the laws of descent and distribution, shall have the right, at any time prior to the termination of the option to exercise the option.

3.                                      CASHLESS EXERCISE. Cashless exercise, in accordance with the terms of the Plan, shall be available to you for the shares subject to the option.

4.                                      TAX WITHHOLDING. To the extent that the receipt of the option or the Agreement, the vesting of the option or the exercise of the option results in income to you for federal, state or local income, employment or other tax purposes with respect to which the Company Group has a withholding obligation, you shall deliver to the Company at the time of such receipt, vesting or exercise, as the case may be, such amount of money as the Company Group may require to meet its obligation under applicable tax laws or regulations, and, if you fail to do so, the Company Group is authorized to withhold from the shares subject to the option or from any cash or stock remuneration then or thereafter payable to you any tax required to be withheld by reason of such taxable income, sufficient to satisfy the withholding obligation based on the last per share sales price of the common stock of the Company for the trading day immediately preceding the date that the withholding obligation arises, as reported in the New York Stock Exchange Composite Transactions.

5.                                      NONTRANSFERABILITY. Except as specified in this Agreement, the option and the Agreement are not transferable or assignable by you other than by will or the laws of descent and distribution, and shall be exercisable during your lifetime only by you. You may transfer this option to a member or members of your immediate family, a trust under which your immediate family members are the only beneficiaries and a partnership of which your immediate family members are the only partners. For this purpose, “immediate family” means your spouse, children, stepchildren, grandchildren, parents, grandparents, siblings (including half brothers and sisters), and individuals who are family members by adoption. Notwithstanding any other provision of this Agreement, such a transferee of the option granted under this Agreement may exercise the option during your lifetime. None of the Company, its employees or directors makes any representations or guarantees concerning the tax consequences associated with the inclusion of this provision in this Agreement, your transfer of the option granted under this Agreement or the transferee’s exercise of the option. It is your sole responsibility to seek advice from your own tax advisors concerning those tax consequences. You are entitled to rely upon only the tax advice of his own tax advisors.

6.                                      CAPITAL ADJUSTMENTS AND REORGANIZATIONS. The existence of the option shall not affect in any way the right or power of the Company or any company the stock of which is issued pursuant to the Agreement to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.

7.                                      EMPLOYMENT RELATIONSHIP. For purposes of the Agreement, you shall be considered to be in the employment of the Company Group as long as you have an employment relationship with the Company Group. The Committee shall determine any questions as to whether and when there has been a termination of such employment relationship, and the cause of such termination, under the Plan and the Committee’s determination shall be final and binding on all persons.

8.                                      NO RIGHTS AS A STOCKHOLDER. You shall not have any rights as a stockholder of the Company with respect to any shares covered by the option until the date of the issuance of such shares following exercise of the option pursuant to the Agreement and payment for the shares.

9.                                      NOT AN EMPLOYMENT AGREEMENT. The Agreement is not an employment agreement, and no provision of the Agreement shall be construed or interpreted to create an employment relationship between Grantee and the Company or any of its Affiliates or guarantee the right to remain employed by the Company or any of its Affiliates for any specified term.

10.                               SECURITIES ACT LEGEND. If you are an officer or affiliate of the Company under the Securities Act of 1933, you consent to the placing on any certificate for the Shares of an appropriate legend restricting resale or other transfer of the Shares except in accordance with such Act and all applicable rules thereunder.

11.                               REGISTRATION. The Shares that may be issued under the Plan are registered with the Securities and Exchange Commission under a Registration Statement on Form S-8.

12.                               SALE OF SECURITIES. The Shares that may be issued under this Agreement may not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. You also agree that (a) the Company may refuse to cause the transfer of the Shares to be registered on the stock register of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable federal or state securities law and (b) the Company may give related instructions to the transfer agent, if any, to stop registration of the transfer of the Shares.

13.                               LIMIT OF LIABILITY. Under no circumstances will the Company Group be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan.

14.                               MISCELLANEOUS. The Agreement and the option are awarded pursuant to and is subject to all of the provisions of the Plan, which are incorporated by reference herein, including all amendments to the Plan, if any. In the event of a conflict between this Agreement and the Plan provisions, the Plan provisions will control. Capitalized terms that are not defined herein or in the Agreement shall have the meanings ascribed to such terms in the Plan.

By your acceptance of the option, you agree that the option is granted under, governed by and subject to the terms of the Plan and this Agreement.

QUANEX CORPORATION

Raymond Jean – Chief Executive Officer